Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Lonquist & Co., LLC and to incorporation by reference of our report dated February 24, 2015, which appears in the annual report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2014, in the Registration Statements of Houston American Energy Corp. on Form S-8 (File No. 333-127656), relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-8 (File No. 333-151824), relating to the 2008 Equity Incentive Plan, and on Form S-3 (File No. 333-183540), and to any amendments to those Registration Statements.

/s/ Don E. Charbula, P.E.

Don E. Charbula, P.E.
Vice President

LONQUIST & CO., LLC
AUSTIN, TEXAS
March 10, 2015